UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  April 28, 2011

Commission file number 000-04689

Pentair, Inc.

(Exact name of Registrant as specified in its charter)

Minnesota	41-0907434
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification number)

5500 Wayzata Blvd, Suite 800, Golden Valley, Minnesota	55416
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (763) 545-1730

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 28, 2011, Pentair, Inc. (the “Company”) entered into a Fourth Amended and Restated Credit Agreement (the “Credit Agreement”), among the Company, certain of its subsidiaries and the lenders and agents party thereto. The Credit Agreement replaced the Company’s existing $800 million revolving credit facility.  The Company intends to use the new revolving credit facility for general corporate purposes and to finance in part the acquisition of the Clean Process Technology division from Norit Holding B.V.

The Credit Agreement provides for a revolving credit facility that matures on April 28, 2016. The initial maximum aggregate amount of availability under the revolving credit facility is $700 million, of which approximately $291 million was drawn as of April 28, 2011. Availability under the revolving credit facility is reduced by outstanding letters of credit, of which none were outstanding as of April 28, 2011. The Company may from time to time increase the maximum aggregate amount of availability under the revolving credit facility by up to $200 million if certain conditions are satisfied, including (i) the absence of any event of default or default under the Credit Agreement, and (ii) the Company obtaining the consent of the lenders participating in each such increase.

Borrowings under the Credit Agreement generally bear interest at a variable rate equal to (i) LIBOR plus a specified margin based upon the Company’s credit ratings from time to time, or (ii) the base rate (which is the highest of (a) the administrative agent’s prime rate, (b) the federal funds rate plus 0.50%, or (c) the sum of 1% plus one-month LIBOR) plus a specified margin based upon the Company’s credit ratings from time to time. The Company must also pay (1) a facility fee ranging from 17.5 to 37.5 basis points per annum (based upon the Company’s credit ratings from time to time) on the amount of each lender’s commitment, and (2) a letter of credit fee for each letter of credit issued and outstanding under the Credit Agreement.

The Credit Agreement contains various restrictions and covenants applicable to the Company and, with certain exceptions, its subsidiaries. Among other requirements, the Company may not permit (i) the ratio of debt plus synthetic lease obligations, determined on a consolidated basis, of the Company and its consolidated subsidiaries to consolidated net income (excluding extraordinary gains and losses) before interest, taxes, depreciation, amortization, and non-cash compensation expense (“EBITDA”) for the four consecutive fiscal quarters then ended (the “Leverage Ratio”) to exceed (a) 4.00 to 1.00 on July 2, 2011, (b) 3.75 to 1.00 on October 1, 2011, and (c) 3.50 to 1.00 on the last day of each fiscal quarter of the Company thereafter, and (ii) the ratio of its EBITDA for the four consecutive fiscal quarters then ended to its consolidated interest expense, including consolidated yield or discount accrued as to outstanding securitization obligations (if any), for the same period to be less than 3.00 to 1.00 as of the end of each fiscal quarter of the Company.  For purposes of the Leverage Ratio, the Credit Agreement provides for the calculation of EBITDA giving pro forma effect to certain acquisitions, divestitures and liquidations during the period to which such calculation relates.

All borrowings under the Credit Agreement are unsecured. However, certain domestic subsidiaries of the Company will unconditionally guarantee the Company’s obligations from time to time arising under the Credit Agreement, and the Company will unconditionally guarantee the obligations of the subsidiary borrowers under the Credit Agreement to the extent that such subsidiary borrowers borrow directly under the Credit Agreement.

The Credit Agreement also contains customary events of default. If an event of default under the Credit Agreement occurs and is continuing, then the administrative agent may declare any outstanding obligations under the Credit Agreement to be immediately due and payable. In addition, if the Company or any of its material subsidiaries becomes the subject of voluntary or involuntary proceedings under any bankruptcy, insolvency or similar law, then any outstanding obligations under the Credit Agreement will automatically become immediately due and payable.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement filed herewith as Exhibit 4.1 and incorporated herein by reference.

ITEM 9.01 Financial Statements and Exhibits.

(a)        Not applicable.

(b)        Not applicable.

(c)        Not applicable.

(d)        Exhibits.  The following exhibits are filed as part of the information under Item 2.03 of this Current Report on Form 8-K:

Exhibit	Description
4.1	Fourth Amended and Restated Credit Agreement, dated as of April 28, 2011, among the Company, certain of its subsidiaries and the lenders and agents party thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on April 29, 2011.

PENTAIR, INC.
Registrant

By:	/s/Angela D. Lageson
Angela D. Lageson
Senior Vice President, General Counsel and Secretary

PENTAIR, INC.

Exhibit Index to Current Report on Form 8-K

Dated April 28, 2011

Exhibit Number	Description
4.1	Fourth Amended and Restated Credit Agreement, dated as of April 28, 2011, among the Company, certain of its subsidiaries and the lenders and agents party thereto.